EXHIBIT 1
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                                [DESCARTES LOGO]

                       TRUSTED SOLUTIONS FOR LOGISTICS(TM)





                         RENEWAL ANNUAL INFORMATION FORM














                                  JUNE 20, 2003


                        THE DESCARTES SYSTEMS GROUP INC.
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                                TABLE OF CONTENTS

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ITEM 2      CORPORATE STRUCTURE..............................................  1

   2.1      THE COMPANY......................................................  1
   2.2      INTERCORPORATE RELATIONSHIPS.....................................  1



ITEM 3      GENERAL DEVELOPMENT OF THE BUSINESS..............................  1

   3.1      PROFILE..........................................................  1
   3.2      HISTORY AND GENERAL DEVELOPMENT..................................  2
   3.3      SIGNIFICANT ACQUISITIONS AND DISPOSITIONS IN FISCAL
            YEAR ENDED JANUARY 31, 2003......................................  2
            (A) SIGNIFICANT ACQUISITIONS.....................................  2
            (B) SIGNIFICANT DISPOSITIONS.....................................  3
   3.4      TRENDS...........................................................  3



ITEM 4      NARRATIVE DESCRIPTION OF THE BUSINESS............................  3

   4.1      COMPANY OVERVIEW.................................................  3
   4.2      PRINCIPAL PRODUCTS AND SERVICES..................................  3
            (A) NETWORK-BASED LOGISTICS SERVICES.............................  3
                (I)  Logistics Connectivity..................................  4
                (II) Network-Based Applications..............................  4
            (B) LOGISTICS SOFTWARE...........................................  5
            (C) CONSULTING SERVICES..........................................  5
            (D) CUSTOMER SERVICE AND SUPPORT AND MAINTENANCE.................  5
   4.3      REVENUE SOURCES..................................................  5
   4.4      CUSTOMER BASE....................................................  6
   4.5      SALES AND MARKETING..............................................  6
            (A) SALES FORCE..................................................  6
            (B) STRATEGIC MARKETING ALLIANCES................................  6
   4.6      RESEARCH AND DEVELOPMENT.........................................  6
   4.7      COMPETITION......................................................  7
   4.8      INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS...............  7
   4.9      EMPLOYEES........................................................  8
   4.10     RISKS ASSOCIATED WITH FOREIGN SALES AND EXCHANGE RATE FLUCTUATIONS 8
   4.11     RISKS ASSOCIATED WITH CYCLICAL OR SEASONAL ASPECTS OF BUSINESS...  8
   4.12     REORGANIZATIONS..................................................  9



ITEM 5      SELECTED CONSOLIDATED FINANCIAL INFORMATION...................... 10

   5.1      SELECTED CONSOLIDATED ANNUAL FINANCIAL INFORMATION............... 10
   5.2      DIVIDEND POLICY.................................................. 11



ITEM 6      MANAGEMENT'S DISCUSSION AND ANALYSIS............................. 11



ITEM 7      MARKET FOR SECURITIES............................................ 11



ITEM 8      DIRECTORS AND EXECUTIVE OFFICERS................................. 11

   8.1      SUMMARY INFORMATION.............................................. 11
   8.2      COMMITTEES OF THE BOARD OF DIRECTORS............................. 14



ITEM 9      ADDITIONAL INFORMATION........................................... 14
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INFORMATION CONTAINED HEREIN IS PROVIDED AS AT JANUARY 31, 2003 AND IS IN U.S.
DOLLARS, UNLESS OTHERWISE INDICATED.

Certain statements made in this Renewal Annual Information Form, including statements relating to the Company's (as defined below) expectations with respect to market opportunity and industry trends, the Company's ability to enhance and maintain existing and new future product lines, and the Company's ability to enhance its market positioning through the deployment of emerging technologies, constitute forward-looking statements. When used in this Renewal Annual Information Form, the words "believes," "plans," "expects," "anticipates," "intends," "continues," "may," "will," "could," "should" and similar expressions, or the negative of such terms, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause future results to differ materially from those expected. Factors that may cause such differences include, but are not limited to, the factors discussed herein and the factors discussed under the heading "Risk Factors" appearing in the Company's Annual Report for the fiscal year ended January 31, 2003. If any such risk factors actually occur, they could materially adversely affect the Company's business, financial condition or results of operations. In that case, the trading price of the Company's common shares or other securities could decline, perhaps materially. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any statement is based.


ITEM 2   CORPORATE STRUCTURE

2.1      THE COMPANY

The Descartes Systems Group Inc. ("Descartes" or the "Company") was amalgamated under the BUSINESS CORPORATIONS ACT (Ontario) on January 26, 1999. Its principal executive office is located at 120 Randall Drive, Waterloo, Ontario N2V 1C6 and its phone number is (519) 746-8110.

2.2      INTERCORPORATE RELATIONSHIPS

The following is a list of the Company's material subsidiaries with each subsidiary's jurisdiction of incorporation or organization and the percentage of voting securities or membership interests directly or indirectly owned or held by the Company:

         Descartes U.S. Holdings, Inc.          Delaware           100%
         Descartes Systems (USA) LLC            Delaware           100%
         Tradevision AB                         Sweden             100%



ITEM 3   GENERAL DEVELOPMENT OF THE BUSINESS

3.1      PROFILE

The Company develops, markets, operates, implements and supports software and network-based solutions for logistics management. The Company has significant experience in providing integrated software applications and network services to manage the end-to-end supply chain. The Company's history of serving industries with short order-to-fulfillment cycles has allowed it to develop significant expertise regarding the requirements of logistics and to design solutions that address the specific needs of enterprises seeking to increase the efficiency and speed, and reduce the costs of, their logistics operations. The Company's solutions enable logistics messaging, supply chain visibility, carrier contract management, delivery optimization and end-to-end shipment management. In addition, the Company provides a variety of related services, including support and maintenance services, consulting, implementation and training. Companies in over 60 countries use the Company's solutions.
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3.2      HISTORY AND GENERAL DEVELOPMENT

The Company's origins are in providing logistics-focused enterprise software designed to optimally plan and manage routes for direct delivery and retail customers with private fleets. Over the past five years, in line with the growing needs of the marketplace and with developments in technology, in particular Internet-based technologies, the Company has moved its offerings towards logistics-focused network solutions. These solutions are designed to enable the real-time integration of supply chain communities into a networked environment to enable the sharing of information about logistics activities taking place in these communities. The Company enables connectivity among supply chain participants through electronic messaging services, and offers applications that leverage this logistics information and provide optimization capabilities.

The Company' network services offerings have grown both organically and through acquisitions. In particular, in the fiscal year ended January 31, 2001, the Company expanded its network services offering through the acquisitions of E-Transport Incorporated and the transportation services vertical of BCE Emergis Inc. The Company continued to expand its suite of network-based applications and its electronic messaging services in the fiscal year ended January 31, 2002 with the acquisitions of Centricity, Inc., TranSettlements, Inc. and 70% of the outstanding shares of Tradevision AB. As described further below, the Company acquired the remaining 30% of the outstanding shares of Tradevision AB in the fiscal year ended January 31, 2003.

As the Company's offerings have increasingly consisted of network-based rather than enterprise application software, the revenue model for the Company has evolved. In the enterprise applications market, the revenue model typically consists of a software license fee for a perpetual license granted to customers. This license fee or "technology transfer fee" is typically recognized as revenue in the period in which the perpetual license is granted and the software is shipped to a customer. Customer support and software maintenance services are provided for a periodic fee that is typically recognized rateably over the maintenance contract. In addition, professional services fees related to implementation and other services provided on behalf of a customer are billed on a time and materials basis and are recognized in the period in which the services were performed.

Early in the fiscal year ended January 31, 2003, the Company stopped charging a technology transfer fee for its network-based solutions. Currently, the Company's network offerings typically generate the following types of revenue:
(a) network subscription fees which are recognized rateably over the term of the contract with the customer; (b) ongoing transaction fees based on the customer's use of the Company's network technology, which are calculated by reference to a tariff on a transaction basis and recognized in the period in which such use of the technology takes place; and (c) professional services fees charged on a time and materials basis and recognized in the period in which the services are performed. For optimization applications that are not reliant on the Company's network infrastructure, the revenue model is similar to that of the enterprise application market solutions historically offered by the Company. While the description above represents the Company's typical revenue model for network-based solutions, individual customer contracts may vary from such model and this model may evolve as the market for the Company's products and services matures. Other such models include contracts with network operators that may require the Company to provide additional services including market development activities over a specified future period. Revenue recognition is subject to applicable generally accepted accounting principles.

3.3 SIGNIFICANT ACQUISITIONS AND DISPOSITIONS IN FISCAL YEAR ENDED JANUARY 31, 2003

(A)      SIGNIFICANT ACQUISITIONS

In October 2002, the Company acquired the remaining 30% of the outstanding shares of Tradevision AB ("Tradevision") that it did not already own from SAS Cargo Group A/S ("SAS Cargo"), a third party that is not an insider, associate or affiliate of the Company. Tradevision is a European provider of global connectivity and value-added software solutions for transportation logistics. The consideration for this acquisition (excluding acquisition costs) was approximately $0.7 million. The share purchase agreement with SAS Cargo also
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provides for an additional purchase price earn-out amount of a maximum of $0.7 million over a four-year period. The acquisition of the remaining 30% of the outstanding shares of Tradevision did not have a significant impact on the operating results and financial position of the Company in the fiscal year ended January 31, 2003.

(B)      SIGNIFICANT DISPOSITIONS

During the past fiscal year, the Company made no significant dispositions.

3.4      TRENDS

Rapid technological change and frequent new product introductions and enhancements characterize the software and network services industries. Organizations are increasingly requiring greater levels of functionality and more sophisticated product offerings. Accordingly, the Company expects that its future success will be dependent upon its ability to enhance current products or develop and introduce new products offering enhanced performance and functionality at competitive prices. In particular, network-based logistics solutions have been gaining momentum. Organizations are beginning to replace legacy systems that are not scalable or do not facilitate collaboration with external parties. Additionally, the continued growth in global trade creates a need to comply with new and stricter security regulations - which regulations sometimes mandate electronic logistics messaging. There is also growing acceptance of services-based, rather than license-based, pricing models which make technology solutions more affordable for small and medium-size enterprises.


ITEM 4   NARRATIVE DESCRIPTION OF THE BUSINESS

4.1      COMPANY OVERVIEW

The Company develops, markets, implements and supports software and network-based solutions for logistics. The Company has significant experience in providing integrated software applications and network services to manage end-to-end supply chains. The Company's history of serving industries with short order-to-fulfillment cycles has allowed it to develop significant expertise regarding the requirements of logistics and to design solutions that address the specific needs of enterprises seeking to increase the efficiency and speed, and reduce the costs, of their logistics operations.

The Company operates in one business segment providing logistics management technology to manufacturers, distributors, retailers, and transportation and logistics service providers. The Company's technologies enable customers across industries and modes to better manage the movement of goods and related information.

4.2      PRINCIPAL PRODUCTS AND SERVICES

(A)      NETWORK-BASED LOGISTICS SERVICES

To improve logistics connectivity and connect trading partners through value-added networks, the Company has solutions for different logistics communities. For manufacturers, distributors and retailers, the Company offers the Global Logistics Services NetworkTM ("GLSN"), a network that connects companies with their trading partners, letting them share real-time information about orders, inventory and supply chain events. Across various modes of transportation, the Company's GLSN securely registers and connects participants, while accommodating multiple communication and data standards. For transportation service providers, the Company operates value-added networks for air messaging and road and land messaging. The Company's DSG-TradevisionTM network offers services for air carriers and freight forwarders and the Company's DSG-TranSettlementsTM network offers services for road carriers.
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Leveraging these communications between multiple parties, the Company offers network-based applications for specific industry needs. The Company has three network-based application suites:
                                  (i)   Global Visibility and Inventory Control;
                                  (ii)  Transportation Management; and
                                  (iii) Ocean Contract Management.

Used in concert or independently, these application suites are designed to help businesses cut operational costs and improve customer service. Collectively, these application suites allow users to monitor the movement of goods with user-enabled status and event notifications; manage carrier and rate combinations for shipments across applicable modes of transportation; and manage complex ocean carrier rates and service contracts.

(I)      LOGISTICS CONNECTIVITY

Logistics connectivity consists of connecting a company to its trading partners, and allowing that trading community to communicate logistics-related information such as delivery status messages. Logistics connectivity is available either by itself or together with the Company's network-based applications. Logistics connectivity is available through the GLSN, DSG-Tradevision network and/or DSG-TranSettlements network.

GLSN

The Company's GLSN is a flexible framework that supports logistics business processes and connects trading partner communities. The GLSN enables communication of logistics information to address the demands of extended enterprise supply chains. Its architecture allows trading partner systems to integrate with logistics-critical data and applicable business rules. The GLSN enables organizations to connect with a mechanism that incorporates security so pre-authorized users can access information, applications and documents. The GLSN enables the integration of many data communication standards. Recognizing that each participant may have different technological abilities and needs, the GLSN supports numerous communication protocols, leveraging comprehensive embedded dictionaries for translation.

DSG-TRADEVISION NETWORK

The Company offers air messaging via the DSG-Tradevision network. The DSG-Tradevision network provides electronic services to the cargo industry and to companies engaged in import and export.

DSG-TRANSETTLEMENTS NETWORK

The Company offers road and land messaging services via the DSG-TranSettlements network. The DSG-TranSettlements network provides transaction exchange and connectivity services including Internet EDI, trading ramp-up programs, data standards and protocol conversion, transportation-specific document compliance, audit and error checking and archiving.

(II)     NETWORK-BASED APPLICATIONS

The Company's network-based applications include Global Visibility and Inventory Control, Transportation Management and Ocean Contract Management.

GLOBAL VISIBILITY AND INVENTORY CONTROL

This network-based solution enables monitoring of shipments as they move through multiple organizations, transportation modes, and geographic regions. The solution provides a framework that delivers comprehensive order, inventory and event visibility across the supply chain.
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TRANSPORTATION MANAGEMENT

This suite of network-based applications enables users to create and execute mode, carrier and rate combination for shipments. Inventory and sourcing optimization allows users to assess the day's shipments and to select the most appropriate, cost-effective source and carrier(s) based on entered contracts. Applications in this suite include contract negotiation optimization, load building, shipment rating, load booking and tendering and spot pricing.

OCEAN CONTRACT MANAGEMENT

This suite of applications allows ocean carriers to produce their own service contracts for containerized shipments. It provides integrated access to a robust ocean carrier rate tariff database where users can store, retrieve and coordinate critical pricing information. It contains applications to calculate bottom-line service rates via the Internet, including inland charges, fuel adjustments and currency conversions.

(B)      LOGISTICS SOFTWARE

The Company also offers logistics software branded as its ROUTING AND SCHEDULING solution. This solution allows users to efficiently route private or dedicated fleets and schedule delivery times. This solution integrates delivery order fulfillment with customer service. The technology allows dispatchers to optimally plan and manage routes and leverage wireless communications for better stop sequencing and better fleet management. The technology also enables interaction with wireless devices to allow remote communication from and updates to the technology. The Company offer three product families within its ROUTING AND SCHEDULING solution: ROADSHOW; FLEETWISE; and MOBILELINK.

(C)      CONSULTING SERVICES

The Company's consultants provide a variety of professional services to customers. These services include project management and consulting services to assist in configuration, implementation and deployment of the Company's network-based logistics services and logistics software. The Company offers a variety of site-specific technical and consulting services to assist in all phases of the implementation process. The Company also provides assistance in integrating its products with the customer's existing software. In addition, the Company offers training services that provide customers with a formalized program to ensure that applications are implemented and utilized in an efficient and cost-effective manner.

(D)      CUSTOMER SERVICE AND SUPPORT AND MAINTENANCE

The Company is committed to deploying customer support practices consistent with those of large software and network companies. The Company provides worldwide support to its customers through its support centre located in Canada. Customer support is available 24-hours-a-day, 7-days-per-week via telephone, fax or e-mail.

4.3      REVENUE SOURCES

The Company's revenues are generated in the following two categories of principal products and services: (a) license and network revenues from sales of the Company's logistics software and network-based logistics services; and (b) service and maintenance revenues from the Company's personnel providing consulting, implementation, customer support and maintenance services.
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The following table sets forth the Company's revenue sources for the fiscal years ended January 31, 2003 and 2002.

-------------------------------------------------------------------------------
REVENUES                              Fiscal year ended January 31,
                                   2003                          2002
                            Amount     Percentage         Amount     Percentage
                        (U.S. dollars   of Total      (U.S. dollars   of Total
                         in millions)   Revenues       in millions)   Revenues
-------------------------------------------------------------------------------
License and network          59.3          84%             67.2          85%
Service and Maintenance      11.1          16%             12.3          15%
-------------------------------------------------------------------------------
Total revenues               70.4         100%             79.5         100%
-------------------------------------------------------------------------------

4.4      CUSTOMER BASE

The Company's customers are globally diverse, and many are "blue-chip" and leaders in a variety of industries. These businesses include manufacturers, transportation carriers, third-party logistics providers, freight forwarding companies, home delivery operations and field service organizations, as well as traditional and new market aggregators such as Internet-based marketplaces, vertical portals and transportation exchanges.

4.5      SALES AND MARKETING

(A)      SALES FORCE

The Company's global sales organization has benefited from the hiring of experienced industry sales management and sales professionals in each of the geographic regions that the Company serves. At present, the Company sells most of its products and services through a direct sales team that is aligned by geographic market and classification of Company product. As of January 31, 2003, the Company employed a total of 269 individuals in sales and marketing (including professional services personnel), of which 79 were direct sales professionals.

The Company has representative offices in the Americas (Toronto ON, Atlanta GA, Chicago IL, Coral Gables FL, McLean VA and Sao Paulo Brazil), Europe (France, Germany, the Netherlands, Sweden and the United Kingdom) and Asia-Pacific (Australia, Hong Kong, Japan, China-Shanghai and South Korea). In addition to its direct international sales force, the Company sells its software and network products internationally through a network of over 20 distributors serving over 30 countries worldwide.

(B)      STRATEGIC MARKETING ALLIANCES

The Company also forms strategic alliances with various companies in different geographic markets, in different industries and for different products with the goal of expanding the Company's market base. Typically, an alliance participant will market the Company's products in geographic markets and refer customers to the Company, in exchange for a fee in respect of new customers generated by the alliance participant.

4.6      RESEARCH AND DEVELOPMENT

The Company believes that its future success depends in large part on its ability to maintain and enhance its current product lines, and to enhance its market positioning through the deployment of emerging technologies. Accordingly, the Company continuously invests in product development to ensure that substantial resources are focused on developing new products or enhancements to
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its existing products. The Company believes that such expenditures are critical to its success. In the year ended January 31, 2003, the Company incurred research and development expenses of approximately $15.2 million.

The Company has made a substantial investment in research and development over the last several years. The Company's growth and future financial performance will depend in part on its ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements, respond to competitive products and achieve market acceptance.

4.7      COMPETITION

Although the Company has experienced limited competition to date from products with comparable capabilities, the market for the Company's products is nevertheless highly competitive and subject to rapid technological change and the Company expects competition to increase in the future. To maintain and improve its competitive position, the Company must continue to develop and introduce in a timely and cost effective manner new products, product features and services to keep pace with its competitors.

The Company competes or may compete, directly or indirectly, with the following:
(i) application software vendors positioned as supply chain execution and other best-of-breed vendors; (ii) internal development efforts by corporate information technology departments; (iii) middleware vendors that provide integration software; (iv) application software vendors, including enterprise resource planning software vendors and business-to-business e-commerce vendors which may expand their current offerings into Internet fulfillment, some of whom may from time to time jointly market the Company's products as a complement to their own systems; and (v) other business application software vendors, including supply chain planning software vendors that may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of, Internet fulfillment solutions. The Company also expects to face additional competition as other established and emerging companies enter the market for Internet-based logistics solutions and new products and technologies are introduced. In addition, current and potential competitors may make strategic acquisitions or establish co-operative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers.

The principal competitive factors affecting the market for the Company's products include vendor and product reputation; expertise and experience in implementing products in the customer's industry sector; product architecture, functionality and features; cost of ownership; ease and speed of implementation; customer support; product quality, price and performance; and product attributes such as flexibility, scalability, compatibility, functionality and ease of use. In order to be successful in the future, the Company must continue to respond promptly and effectively to technological change and competitors' innovations.

4.8      INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

The Company's success depends significantly on its proprietary technology. The Company relies primarily on a combination of patent, copyright, trademark and trade secret laws, license agreements, non-disclosure agreements and other contractual provisions to establish, maintain and protect its proprietary rights in its products and technology. The source codes and routing algorithms for the Company's products and technology are protected both as trade secrets and as unregistered copyrighted works. The Company currently has one U.S. patent for technology used in its dynamic vehicle routing application and has another U.S. patent pending for certain technological processes contained in its network architecture, which is based on a patent that has been issued to the Company in the Netherlands. The Company has registered or applied for registration of certain trademarks and service marks, and will continue to evaluate the registration of additional trademarks and service marks as appropriate.

The Company also utilizes certain software other technologies, such as geographic data, translation applications and business intelligence applications that it licenses from third parties, generally on a non-exclusive basis,
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including software that is integrated with internally developed software and used in the Company's products to perform key functions. These third-party licenses generally require the payment of royalties based on sales of the product in which the technology is used.

The Company's network customers may use electronic logistics information generated by the customer, or by third parties on behalf of the customer, in connection with the customer's use of the Company's network services. The Company's customers are responsible for procuring and paying for the generation of such electronic logistics information and the right to use such electronic logistics information in connection with the Company's network services.

4.9      EMPLOYEES

As at January 31, 2003, the Company employed 556 full-time staff. Of the 556 employees, 199 of the individuals were engaged in sales and marketing, 70 were in professional services (which include implementation services), 98 were in research and development and 189 were in administration and finance. Geographically, 440 employees were located in North America, 71 were located in Europe, 44 were located in Asia/Pacific and 1 was located in Central America.

Based on a review of cost levels, on May 6, 2003, the Company announced that it would implement a further downsizing of its global operations by approximately 130 full-time employees. The downsizing impacted employees in all functional areas and geographic regions. The functional areas that were most significantly impacted were the administration, and research and development functional areas. Europe was the geographic region most significantly impacted. As of the date of this Renewal Annual Information Form, the Company employs approximately 400 full-time staff.

4.10     RISKS ASSOCIATED WITH FOREIGN SALES AND EXCHANGE RATE FLUCTUATIONS

In the fiscal year ending January 31, 2003, sales outside of the Americas accounted for approximately 31% of the Company's total revenues. The Company believes that profitability and continued growth will require continued expansion of its sales in international markets. Accordingly, the Company expects to continue to devote resources in an effort to increase sales outside North America. The Company's international revenues are subject to risks associated with foreign sales, including unexpected changes in legal and regulatory requirements, export restrictions, changes in tariffs, exchange rates and other trade barriers, political and economic instability, difficulties in accounts receivable collection, difficulties in management of distributors or representatives, difficulties in staffing and managing foreign operations, difficulties in protecting the Company's intellectual property, seasonality of sales and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, results of operations and financial condition. In particular, although substantially all of the Company's sales to date outside of Canada have been denominated in U.S. dollars, adverse fluctuations in the value of the U.S. dollar in relation to foreign currencies may affect the Company's sales to foreign customers. Substantially all of the Company's revenues are realized in U.S. dollars, with much smaller proportions realized in other currencies dollars, while a significant portion of the Company's expenses are incurred in Canadian dollars and other local currencies. Fluctuations in exchange rates between the U.S. dollar, the Canadian dollar and other currencies may have a material adverse effect on the Company's business, results of operations and financial condition.

4.11     RISKS ASSOCIATED WITH CYCLICAL OR SEASONAL ASPECTS OF BUSINESS

The Company's business may be impacted from time to time by the general cyclical and seasonal nature of particular modes of transportation and the freight market in general, as well as the cyclical and seasonal nature of the industries that such markets serve. Factors which may create cyclical fluctuations in such modes of transportation or the freight market in general include legal and regulatory requirements, timing of contract renewals between the Company's customers and their own customers, seasonal based tariffs, vacation periods applicable to particular shipping or receiving nations, and amendments to international trade agreements. Since some of the Company's revenues from particular products and services are tied to the volume of shipments being processed, adverse fluctuations in the volume of global shipments or shipments in any particular mode of transportation may affect the Company's revenues and have a material adverse affect on the Company's business, results of operations and/or financial condition.
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4.12     REORGANIZATIONS

On August 2, 2001, due to the deterioration of global economic conditions, the Company announced its intention to implement a restructuring plan to lower its overall operating cost structure. The restructuring plan included a worldwide workforce reduction and the consolidation of excess office facilities. The workforce reduction program involved the reduction of 70 positions, or approximately 10% of the Company's workforce, across all business functions and geographic locations. The restructuring also resulted in the consolidation of excess office facilities and equipment.

On June 19, 2002, the Company announced that it had commenced further restructuring plans in order to align its cost structure with its network-based revenue model and to streamline its corporate operations. The plans included the centralization of certain support functions such as finance, customer care, research and development, and network services, primarily in Waterloo, Ontario. The plans also included the consolidation of the Company's network infrastructure and data center facilities in Ontario and Georgia. These restructuring plans have resulted in a reduction of the workforce by approximately 120 employees, or 20% of the total workforce, across all geographic areas within which the Company operates. The reductions were concentrated within the finance, customer care, research and development, and network services functional areas. In conjunction with the above-noted centralization plans and workforce reduction, the Company has also identified leased facilities which are in excess of the Company's ongoing space requirements.

During the latter half of the fiscal year ended January 31, 2003, the Company continued with its restructuring plans with further staff terminations (including certain management layers) and certain office closures. This also included certain initiatives that the Company undertook in facilitating the integration of its global operations with Tradevision further to the acquisition of the remaining 30% of the outstanding shares of Tradevision, including the consolidation of network infrastructure.

Based on a review of cost levels, on May 6, 2003, the Company announced it would implement a further downsizing of its global operations by approximately 130 employees. The restructuring will also involve consolidation of facilities, lease terminations, determination of redundant assets and potential write-downs of certain assets.
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ITEM 5   SELECTED CONSOLIDATED FINANCIAL INFORMATION

5.1      SELECTED CONSOLIDATED ANNUAL FINANCIAL INFORMATION

The following selected consolidated financial data is qualified by reference to and should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements contained in the Annual Report to the Shareholders of the Company for the year ended January 31, 2003, in respect of U.S. Generally Accepted Accounting Principles ("U.S. GAAP"), and the material entitled "Canadian GAAP Financial Information Fiscal 2003" made available to all shareholders of the Company and filed with various regulatory authorities, in respect of Canadian Generally Accepted Accounting Principles ("Canadian GAAP"). The Consolidated Statement of Operations Data presented below for the periods ended January 31, 2003, 2002 and 2001 and the Consolidated Balance Sheet Data as of January 31, 2003, 2002 and 2001 have been derived from financial statements audited by Deloitte & Touche LLP, independent accountants.

===================================================================================================================
U.S. GAAP
(U.S. dollars in millions, except per share data)
                                                                              YEAR ENDED JANUARY 31,
                                                                   2003                2002                2001
-------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:

TOTAL REVENUES                                                     70.4                79.5                66.6
-------------------------------------------------------------------------------------------------------------------
LOSS                                                             (138.2)              (58.7)              (31.6)
         Loss per common share (basic and fully diluted)          (2.65)              (1.15)              (0.72)

-------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:

TOTAL ASSETS                                                      242.3               388.5               401.0
LONG-TERM DEBT                                                     72.0                73.5                75.0
TOTAL SHAREHOLDERS' EQUITY                                        154.7               295.6               300.5
===================================================================================================================


===================================================================================================================
CANADIAN GAAP
(U.S. dollars in millions, except per share data)
                                                                              YEAR ENDED JANUARY 31,
                                                                   2003                2002                2001
-------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:

TOTAL REVENUES                                                     71.2                79.5                66.6
-------------------------------------------------------------------------------------------------------------------
LOSS                                                             (149.5)              (65.3)              (25.0)
         Loss per common share (basic and fully diluted)          (2.86)              (1.28)              (0.57)

-------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET DATA:

TOTAL ASSETS                                                      242.2               393.7               413.1
LONG-TERM DEBT                                                     64.8                63.6                62.5
TOTAL SHAREHOLDERS' EQUITY                                        161.9               310.6               325.2
===================================================================================================================

5.2      DIVIDEND POLICY

The Company has not paid any dividends on its common shares to date. The Company will consider paying dividends on its common shares in the future when operational circumstances permit, having regard to, among other things, Company's earnings, cashflow and financial requirements as well as relevant legal and business considerations.


ITEM 6   MANAGEMENT'S DISCUSSION AND ANALYSIS

Reference is made to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Annual Report to the Shareholders of the Company for the year ended January 31, 2003 in respect of U.S. GAAP, and to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the material entitled "Canadian GAAP Financial Information Fiscal 2003" made available to all shareholders of the Company and filed with various regulatory authorities in respect of Canadian GAAP, both of which are incorporated herein by reference, specifically including the section entitled "Risk Factors."


ITEM 7   MARKET FOR SECURITIES

The common shares of the Company are listed on the Toronto Stock Exchange under the symbol "DSG" and quoted on the Nasdaq National Market under the symbol "DSGX". The Company's 5.50% convertible unsecured subordinated debentures due June 30, 2005 are listed on the Toronto Stock Exchange under the symbol "DSG.DB.U".


ITEM 8   DIRECTORS AND EXECUTIVE OFFICERS

8.1      SUMMARY INFORMATION

The following table sets forth the name, municipality of residence and office held by each of the executive officers and directors of the Company as at January 31, 2003 with footnoted updates where appropriate. Each director is elected at the annual meeting of shareholders to serve until the next annual meeting or until a successor is elected or appointed. The Company does not have an Executive Committee.

NAME AND MUNICIPALITY OF RESIDENCE    OFFICE HELD AS AT JANUARY 31, 2003
----------------------------------    ----------------------------------
PETER SCHWARTZ (6)                    Director, Chairman and Co-Chief
Waterloo, Ontario                     Executive Officer (1)

MANUEL PIETRA,                        Co-Chief Executive Officer & President (1)
Coral Gables, Fla.

COLLEY CLARKE                         Executive Vice-President, Finance and
Waterloo, Ontario                     Chief Financial Officer

WILLEM GALLE                          Vice-Chairman (2)
Waterloo, Ontario

PAUL LAUFERT                          Executive Vice-President, Corporate
Cambridge, Ontario                    Development and Corporate Secretary (3)

ART MESHER                            Executive Vice-President, Corporate
Waterloo, Ontario                     Strategy and Business Development

NAME AND MUNICIPALITY OF RESIDENCE    OFFICE HELD AS AT JANUARY 31, 2003
----------------------------------    ----------------------------------
JOHN ALBRIGHT(4)(5)                   Director
Toronto, Ontario

JAMES BALSILLIE(4) (6)                Director
Waterloo, Ontario

CHRIS HEWAT (5)                       Director
Toronto, Ontario

DR. STEPHEN WATT(4) (5) (6)           Director
London, Ontario
--------------
(1) Mr. Schwartz was Chairman and co-Chief Executive Officer throughout the fiscal year ended January 31, 2003. Manuel Pietra was co-Chief Executive Officer and President throughout the fiscal year ended January 31, 2003. In May 2003 the Board of Directors of the Company separated the roles of Chairman and Chief Executive Officer to provide for the desired effect of separation of management from the Board of Directors. Accordingly, effective as of that date, Mr. Schwartz became Chairman of the Board and resigned his role as co-Chief Executive Officer of the Company and Manuel Pietra was appointed Chief Executive Officer and President of the Company.
(2) Mr. Galle left the Company in May 2003 to pursue other opportunities. Mr. Galle has agreed, on a one-month consultancy basis, to provide the Company with assistance in transitioning his responsibilities following his departure.
(3) Mr. Laufert left the Company in May 2003 to pursue other opportunities. Mr. Laufert has agreed, on a three-month consultancy basis, to provide the Company with assistance in transitioning his responsibilities following his departure.
(4)  Member of the Audit Committee.
(5)  Member of the Compensation Committee.
(6)  Member of the Corporate Governance Committee.

The principal occupations of each of the directors and executive officers of the Company during the five years preceding January 31, 2003 are as follows:

     o PETER SCHWARTZ has been a director of the Company since February 1996. Mr. Schwartz was Chairman of the Company for each of the past 5 years. During the past 5 years Mr. Schwartz has served as Chief Executive Officer up until February 2002, at which time he was appointed co-Chief Executive Officer.

            In May 2003, the Board of Directors of the Company separated the roles of Chairman and Chief Executive Officer to provide for the desired effect of separation of management from the Board of Directors. Accordingly, effective as of that date, Mr. Schwartz became Chairman of the Board and resigned his role as co-Chief Executive Officer of the Company.

     o MANUEL PIETRA was named President and Co-Chief Executive Officer of the Company in February 2002. Prior to this appointment, Mr. Pietra was a strategic advisor to the Company for a period of four months. Prior to joining the Company, Mr. Pietra was held positions as Founder and Managing Partner of Numbers@Work, a venture fund and consulting firm for the technology and, prior to that, a senior executive position with Baan International B.V.'s Baan Americas division.

            In May 2003, the Board of Directors of the Company separated the roles of Chairman and Chief Executive Officer to provide for the desired effect of separation of management from the Board of Directors. Accordingly, effective as of that date, Mr. Pietra became Chief Executive Officer and President of the Company.

     o COLLEY CLARKE joined the Company in January 2000 as Executive Vice-President, Finance and Chief Financial Officer. Prior to joining the Company, Mr. Clarke held several senior executive and financial positions including Senior Vice President Strategic Planning and Chief Financial Officer for BCE Media Inc. from June 1998 to October 1999, and prior to that, Senior Vice President and Chief Financial Officer of Canadian Satellite Communications Inc.

     o WILLEM GALLE joined the Company in June 1998 as Executive Vice-President, Products and Technology and was appointed Chief Operating Officer in March 2000, and was appointed President in August 2001. Mr. Galle was appointed Vice-Chairman in February 2002, at which point he resigned his other offices. Prior to joining the Company, Mr. Galle was Chief Executive Officer of Calixon N.V. from 1995 through June 1998, when the Company acquired the assets of Calixon.

            In May 2003, Mr. Galle left the Company to pursue other opportunities. Mr. Galle has agreed, on a one-month consultancy basis, to provide the Company with assistance in transitioning his responsibilities following his departure.

     o PAUL LAUFERT joined the Company in September 1997 as Executive Vice-President, Corporate Development and Corporate Secretary. In May 2003, Mr. Laufert left the Company to pursue other opportunities. Mr. Laufert has agreed, on a three-month consultancy basis, to provide the Company with assistance in transitioning his responsibilities following his departure.

     o ART MESHER joined the Company in May 1998 as Executive Vice-President, Corporate Strategy and Business Development. Prior to joining the Company, Mr. Mesher was research director for Gartner Group's Integrated Logistics Strategies Service from May 1995 until he joined the Company.

     o JOHN ALBRIGHT has been an outside member of the Company's board of directors since November 1996. Since May 1996, Mr. Albright has been President of J.L. Albright Venture Partners Inc., a venture capital firm that specializes in making investments in emerging information technology companies.

     o JAMES BALSILLIE has been an outside member of the Company's board of directors since November 1996 and is presently Chairman and Co-Chief Executive Officer of Research in Motion Limited, a company engaged in the business of developing and supplying radios and other access devices for use in wireless communications systems, which he joined in 1992.

     o CHRIS HEWAT has been an outside member of the Company's board of directors since June 2000. Mr. Hewat has been a partner at the law firm of Blake, Cassels & Graydon LLP since 1993, having joined the firm in 1987. Blake, Cassels & Graydon LLP provided legal services to the Company during the fiscal year ended January 31, 2003 and is expected to provide legal services to the Company in the fiscal year ending January 31, 2004.

     o DR. STEPHEN WATT, has been an outside member of the Company's board of directors since June 2001. For the past five years, Dr. Watt has been a professor in the Department of Computer Science at the University of Western Ontario, and was Chair of the Department from 1996 to 2002.

To the knowledge of the Company, as at May 31, 2003, the directors and executive officers of the Company as a group beneficially owned, directly or indirectly, approximately 727,000 common shares of the Company, representing approximately 1.39% of the common shares then outstanding.

8.2      COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors currently has three committees: the Audit Committee; the Compensation Committee; and the Corporate Governance Committee. The Audit Committee, among other things, engages the independent accountants to the Company to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with the Company's executive officers and the independent accountants the Company's interim and year-end operating results and the permitted non-audit services to be performed by the independent accountants and considers the adequacy of the internal accounting controls and audit procedures of the Company. The Compensation Committee reviews and determines the compensation arrangements for the Chief Executive Officer of the Company and the individual members of the board of directors of the Company. The Corporate Governance Committee was established following the conclusion of the fiscal year ended January 31, 2003, with its primary responsibility being to assist the board of directors in fulfilling its responsibilities by overseeing the Company's corporate governance policies and making policy recommendations aimed at enhancing the board of director's effectiveness.



ITEM 9   ADDITIONAL INFORMATION

Additional information, including directors' and officers' remuneration and indebtedness, options to purchase securities, interests of insiders in material transactions and principal holders of the Company's securities, where applicable, is contained in the Company's management information circular dated June 20, 2003 for the Company's annual meeting of shareholders to be held on July 21, 2003. Additional financial information is provided in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, the notes thereto and the report of the Company's auditors thereon contained in the Annual Report to the Shareholders of the Company for the year ended January 31, 2003 in respect of U.S. GAAP, and the material entitled "Canadian GAAP Financial Information Fiscal 2003" made available to all shareholders of the Company and filed with various regulatory authorities in respect of Canadian GAAP. Copies of such documents, together with copies of any interim financial statements of the Company subsequent to the financial statements for the year ended January 31, 2003, copies of this Annual Information Form and copies of any documents or the pertinent pages of any documents incorporated by reference in this Annual Information Form, are available upon request from the Company's Corporate Secretary, provided that the Company may require payment of a reasonable charge if the request is made by a person who is not a security holder of the Company. At any time when securities of the Company are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of its securities, a copy of the foregoing documents, together with a copy of any other documents that are incorporated by reference into the short form prospectus or the preliminary short form prospectus may be obtained without charge upon request from the Company's Corporate Secretary.

THE DESCARTES SYSTEMS GROUP INC.
Corporate Headquarters

120 Randall Drive
Waterloo, Ontario N2V 1C6
Canada

Phone: (519) 746-8110
       (800) 419-8495
Fax:   (519) 747-0082

info@descartes.com















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